Exhibit 99.1

MERGER SUPPORT AGREEMENT

This Merger Support Agreement, dated as of July 30, 2018 (this “Agreement”), is made and entered into by and among Antlia Holdings LLC, a Delaware limited liability company (“Parent”), Antlia Merger Sub Inc., a Maryland corporation (“Merger Sub”), and the Forest City Realty Trust, Inc. Stockholders listed on the signature pages hereto (collectively, the “Stockholders” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and Forest City Realty Trust, Inc., a Maryland corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, as of the date hereof, the Stockholders collectively Beneficially Own 15,272,223 shares of Class A Common Stock, par value $0.01 per share, in the Company, as set forth on Exhibit A attached hereto (the “Existing Shares”); and

WHEREAS, as a material condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS and interpretations

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.

“Beneficially Own” means, shares over which the entities listed on Exhibit A attached hereto have sole, direct “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of any Company Common Stock by virtue of this Agreement or the Merger Agreement and no party shall be deemed to be the Beneficial Owner of any Company Common Stock as a result of the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise.

“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests or other ownership interests, by contract or otherwise.

“Covered Company Shares” means, with respect to each Stockholder, (a) any Existing Shares Beneficially Owned by such Stockholder and (b) any Company Class A Common Stock, par value $0.01 per share, of which such Stockholder has direct Beneficial Ownership after the date hereof, in each case during Term (as defined below); provided, however, that Covered Company Shares shall not include any Company securities that a Stockholder sells or otherwise disposes of following the date of this Agreement.

“Lien” means any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind.

“Standstill Agreement” means the Agreement, dated as of March 22, 2018, by and among certain affiliates of Starboard Value LP and the Company.

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise (a “Derivative”) but specifically excluding, with respect to any capital stock or interests in capital stock, any expiration of or roll forward of a Derivative existing as of the date hereof.

Section 1.2 Interpretations. Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement. Where a reference in this Agreement is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument, or statute defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.

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Article II
VOTING AGREEMENT

Section 2.1 Agreement to Vote.

(a) Notwithstanding anything to the contrary in the Standstill Agreement, during the term of this agreement prior to its termination in accordance with the terms herein (the “Term”), each Stockholder hereby irrevocably and unconditionally agrees that, at the Company Stockholders Meeting and at any other meeting of the Company Stockholders, however called, in each case, including any adjournment or postponement thereof, and in connection with any written consent of the Company Stockholders, such Stockholder shall, in each case to the fullest extent that the Covered Company Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought:

(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:

(1) in favor of the approval of the Merger;

(2) in favor of any proposal to adjourn a meeting of the Company Stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement;

(3) against any Acquisition Proposal; and

(4) against any other proposal, action or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement or this Agreement, including against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company pursuant to the Merger Agreement or this Agreement.

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(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (if applicable) and for purposes of recording the results of the vote or consent.

(c) Notwithstanding anything in this Section 2.1 to the contrary, (i) no Stockholder shall be required to vote or consent (or cause to be voted or consented) any of its Covered Company Shares to amend the Merger Agreement (including any Exhibit thereto) or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that alters or changes (in a manner adverse to the Company or the Stockholder) the amount or kind of the consideration to be paid and (ii) each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Company Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, including in connection with the election of directors.

Article III
OTHER COVENANTS

Section 3.1 No Solicitation. Each Stockholder shall, and shall cause its controlled Affiliates to, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between such Stockholder, Affiliates or Representatives, on the one hand, and the Company and its Affiliates or Representatives or any third party (or its Representatives), on the other hand, in connection with or in response to an actual or potential Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto. During the Term, each Stockholder shall not, and each Stockholder shall cause its controlled Affiliates not to, and shall use its reasonable best efforts to cause its and their Representatives (it being understood that, for purposes hereof, a Representative of the Company or its Subsidiaries shall not constitute a Representative of a Stockholder unless such Stockholder shall have separately engaged or directed such Person in his, her or its capacity as a stockholder of the Company) not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (a) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of, or make, submit or announce, any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) propose to enter into any merger or business combination involving the Company or any of its subsidiaries or divisions, (c) (i) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company or any of its Subsidiaries to, any third party, or (ii) request or seek from the Company or any of its Subsidiaries any such access, in each case, in connection with or in response to, or that would be reasonably likely to lead to, an Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, (d) engage or participate in any discussions or negotiations with the Company or any third party with respect to, or that would be reasonably likely to lead to, any Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, or (e) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement or instrument providing for or relating to any Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto.

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Section 3.2 Litigation. During the Term, each Stockholder agrees not to, and to cause each of its controlled Affiliates not to, commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Action against Parent, the Company or any of their respective directors or officers related to the Merger Agreement or the Merger, including any Action (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 3.3 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Company securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.4 Lock-Up. Each Stockholder hereby covenants and agrees that between the date hereof and the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the initial filing of the first definitive proxy statement in respect of any of the Company Stockholders Meeting or any other meeting of the Company Stockholders in respect of the Merger, however called, such Stockholder will not Transfer any Covered Company Shares. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, such Stockholder may Transfer any or all of its Covered Company Shares to any wholly-owned subsidiary or Affiliate of such Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Company Shares or any interest in any of such Covered Company Shares is Transferred shall have executed and delivered to Parent and Merger Sub a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. For the avoidance of doubt, no Transfer of Covered Company Shares shall relieve any Stockholder of its obligations under Section 2.1 so long as such Stockholder remains entitled to vote such Covered Company Shares thereon or consent thereto, unless the record date for the Company Stockholder Meeting or any other meeting of the Company Stockholders in respect of the Merger, however called, shall have been changed to a date on or after the date of such Transfer.

Section 3.5 Public Statements. Subject to the last sentence of Section 4.2(b), each Stockholder shall not, and shall cause its controlled Affiliates not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, make any press release, public announcement or other public communication with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby that disparages Parent or any of Parent’s Subsidiaries or Affiliates, or any of their respective directors, officers, trustees, employees or partners, or is inconsistent with this Agreement in any respect, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required for any disclosure required by applicable Law.

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Section 3.6 Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, the NYSE or any other national securities exchange and, to the extent required by applicable Laws, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission (“SEC”) in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Covered Company Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, however, that each Stockholder shall be given a reasonable opportunity to review and comment upon any such announcement or disclosure required by the SEC.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as to itself as follows, in each case, as of the date hereof:

Section 4.1 Qualification and Organization. Such Stockholder is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as applicable.

Section 4.2 Authority Relative to this Agreement; No Violation.

(a) With respect to a Stockholder that is not a natural person, such Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of such Stockholder and no other entity proceedings on the part of such Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. With respect to a Stockholder that is a natural person, such Stockholder has full legal capacity to enter into, and to perform its covenants and agreements under, this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by such Stockholder of the transactions contemplated by this Agreement. Nothing in this Agreement shall preclude a Stockholder from making such filings as are required by applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by a Stockholder with the SEC.

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(c) Assuming compliance with the Standstill Agreement, the execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any contract or agreement to which such Stockholder is a party or (B) result in the creation of any Liens upon any of the properties or assets of such Stockholder, (ii) if applicable, conflict with or result in any violation of any provision of the Organizational Documents, in each case as amended or restated, of such Stockholder or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.3 Ownership of Shares. Such Stockholder Beneficially Owns the Existing Shares set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Existing Shares) other than this Agreement, the Standstill Agreement and any limitations or restrictions imposed under applicable securities Laws. The Existing Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the shares of Company Common Stock, and all of the Covered Company Shares, in each case, Beneficially Owned by such Stockholder as of the date hereof.

Section 4.4 Investigation; Litigation. To the actual knowledge of such Stockholder, (a) there is no investigation or review pending or threatened by any Governmental Authority, (b) there are no Actions pending or threatened by or before any Governmental Authority against such Stockholder or any of its properties or assets and (c) there are no Orders of any Governmental Authority outstanding binding on such Stockholder or any of its respective properties or assets, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.5 Merger Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon, and Parent and Merger Sub would not enter into the Merger Agreement without, such Stockholder’s execution and delivery of this Agreement.

Article V
TERMINATION

Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the delivery of written notice of termination by the Stockholders to Parent and Merger Sub following any amendment, modification, change or waiver to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement as of the date hereof) (a “Fundamental Amendment”), (c) a Change of Recommendation, (d) the Requisite Shareholder Vote shall not have been obtained at the Company Stockholders Meeting or any other meeting of the Company Stockholders in respect of the Merger, however called, (e) the Effective Time and (f) the mutual written consent of the Parties. In the event of any such termination of this Agreement, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (x) this Article V and Article VI shall survive any such termination and each remain in full force and effect and (y) no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement arising prior to such termination. If the Stockholders do not exercise the termination right described above with respect to a Fundamental Amendment within ten Business Days following the date the Stockholders are notified that a Fundamental Amendment has been effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect with respect to the Stockholders.

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Article VI
MISCELLANEOUS

Section 6.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares.

Section 6.2 Amendment; Waiver. Subject to applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

Section 6.3 Entire Agreement; Counterparts. This Agreement (including the exhibit hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.4 Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF MARYLAND REGARDLESS OF ANY LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

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(b) Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division (the “Maryland Courts”) in connection with any matter based upon or arising out of or relating to this Agreement or the transactions contemplated hereby, or the actions of the Parties in the negotiation, administration, performance, and enforcement of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Maryland Courts, (iv) agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program and (v) consents to service being made through the notice procedures set forth in Section 6.5. Each of the Parties agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses set forth in Section 6.5 will be effective service of process for any suit, action, or proceeding based upon, arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding based upon, relating to or arising out of this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 6.4, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and to the fullest extent permitted by applicable Laws, that the suit, action, or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Laws, the benefit of any defense that would hinder, fetter, or delay the levy, execution, or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Maryland and of the U.S.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT GIVES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.4.

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(d) The Parties acknowledge and agree that irreparable harm would occur and that Parent and Merger Sub would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article V, Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, and the Stockholders further agree to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. The Stockholders hereby consent to the right of Parent and Merger Sub to seek the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. The Stockholders further agree that (i) by seeking the remedies provided for in this Section 6.4(d), Parent or Merger Sub, as applicable, shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or other monetary damages and (ii) nothing contained in this Section 6.4(d) shall require Parent or Merger Sub to institute any proceeding for (or limit either such Party’s right to institute any proceeding for) specific performance under this Section 6.4(d) before pursuing any other remedies under this Agreement that may be available then or thereafter. The Stockholders further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide for an adequate remedy.

Section 6.5 Notices. All notices, requests, claims, demands, and other communications hereunder will be in writing and will be deemed given if delivered personally, electronically mailed in .pdf (with confirmation), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent or Merger Sub, to such entity at:

250 Vesey Street, 15th Floor
New York, New York 10281
Attention:	Lowell Baron
Murray Goldfarb
Email:	lowell.baron@brookfield.com
murray.goldfarb@brookfield.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Harvey Uris
Jeremy London
Email:	harvey.uris@skadden.com
jeremy.london@skadden.com

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If to any Stockholder:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:	Jeffrey C. Smith
Email:	jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:	Steve Wolosky
Andrew Freedman
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com

Section 6.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 6.7 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement, and the application of such provision to other Persons or circumstances, will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.8 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.9 No Third-Party Beneficiaries. Each of the Parties agree that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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Section 6.10 Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 6.11 Exhibit. The Exhibit to this Agreement is hereby incorporated and made a part of this Agreement and is an integral part of this Agreement.

Section 6.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 6.13 Stockholder Capacity. Each Stockholder is executing and entering into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director, officer, employee, agent or consultant of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company in the taking of any actions (or failure to act) in his or her capacity as a director of the Company, or in the exercise of his or her fiduciary duties as a director of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of the Company shall be deemed to constitute a breach of this Agreement. Neither Parent nor Merger Sub shall assert any claim that any action taken by Gavin T. Molinelli in his capacity as a director of the Company violates any provision of this Agreement.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as a Party and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate (other than the Stockholders) of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Pages Follow]

12

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

ANTLIA HOLDINGS LLC

By:	/s/ Lowell Baron
	Name:	Lowell Baron
	Title:	Chief Investment Officer

ANTLIA MERGER SUB INC.

By:	/s/ Lowell Baron
	Name:	Lowell Baron
	Title:	Chief Investment Officer

[Signature Page to Merger Support Agreement]

STOCKHOLDERS:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Merger Support Agreement]

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD LEADERS ROMEO LLC

By:	Starboard Value A LP, its managing member

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD LEADERS FUND LP

By:	Starboard Value A LP, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE A LP

By:	Starboard Value A LP, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Merger Support Agreement]

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP, its member

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD PRINCIPAL CO GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE A GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Merger Support Agreement]

EXHIBIT A

EXISTING SHARES

Stockholder	Number of Existing Shares
Starboard Value and Opportunity Master Fund Ltd	11,190,967
Starboard Value and Opportunity S LLC	1,327,356
Starboard Value and Opportunity C LP	754,811
Starboard Value R LP	754,811
Starboard Value R GP LLC	754,811
Starboard Leaders Romeo LLC	235,454
Starboard Leaders Fund LP	235,454
Starboard Value A LP	235,454
Starboard Value A GP LLC	235,454
Starboard Value LP	15,272,223
Starboard Value GP LLC	15,272,223
Starboard Principal Co LP	15,272,223
Starboard Principal Co GP LLC	15,272,223
TOTAL:	15,272,223